As filed with the Securities and Exchange Commission on February 12, 2004



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 AMENDMENT NO. 1

                                       TO

                                    FORM U-1

                             APPLICATION-DECLARATION

                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                         ------------------------------


                             Allegheny Energy, Inc.
                              10435 Downsville Pike
                              Hagerstown, MD 21740

 (Name of top registered holding company parent of each applicant or declarant)

                         ------------------------------



        The Commission is requested to send copies of all notices, orders and communications in connection with this Amendment to:



David B. Hertzog                        Clifford M. Naeve
General Counsel                         William C. Weeden
Allegheny Energy, Inc.                  W. Mason Emnett
10435 Downsville Pike                   Skadden, Arps, Slate, Meagher & Flom LLP
Hagerstown, MD 21740                    1440 New York Avenue, NW
                                        Washington, D.C. 20005

     Allegheny Energy, Inc. hereby withdraws the Application/Declaration on Form U-1 filed on October 14, 2003, in File No. 70-10179.


                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, Allegheny Energy, Inc. has duly caused this Amendment No. 1 to its Application/Declaration to be signed on its behalf by the undersigned thereunto duly authorized.



Date:    February 12, 2004

                                   Allegheny Energy, Inc.


                                   By:       /s/ David Hertzog
                                            -----------------------------------
                                            David Hertzog
                                            General Counsel